Exhibit 99.1

Per-Se Reports Strong Profitability with Q3 Results; Provides 2004 Guidance for Continuing Operations EPS of $.85 to $.95

    ATLANTA--(BUSINESS WIRE)--Oct. 28, 2003--Per-Se Technologies, Inc. (Nasdaq: PSTI), a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity to the healthcare industry, today released its results for the third quarter ended September 30, 2003.
    The Company reported revenue of $84.5 million; operating income, excluding restructuring expenses, of $10.0 million, or 11.8% of revenue; and income from continuing operations, excluding debt refinancing expenses, of $6.0 million, or $.18 per share on a fully diluted basis, for the third quarter. The Company also announced today that it has initiated a process to sell its patient financial management product line for hospitals, Business1-PFM(R). The Business1 product line has been classified as discontinued operations for all periods presented. For comparison purposes, the Company's fully diluted earnings per share in the quarter including the Business1 operations were $.15, which is in line with previously issued guidance of $.14 to $.16 per share.
    During the third quarter, the Company incurred approximately $6.0 million in expenses associated with its refinancing initiative completed during September as well as approximately $0.2 million in restructuring expenses associated with the Company's divestiture of Patient1 and subsequent reorganization. Including the restructuring expenses, the Company had operating income of $9.8 million, or 11.6% of revenue. Including both these expenses, the Company had a loss from continuing operations of $0.2 million or a negative $.01 per share. Including income from discontinued operations of $0.3 million, the Company had net income of $0.1 million in the third quarter of 2003.
    For comparison purposes, in the third quarter of 2002, the Company reported revenue of $82.8 million and operating income of $7.2 million, or 8.7% of revenue. Income from continuing operations in the third quarter of 2002 was $2.5 million, or $.08 per share on a fully diluted basis.
    "Our profitability more than doubled over our prior year third quarter performance," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "This represents the eleventh consecutive quarter we have met our external earnings per share guidance."

    Year-To-Date Results

    Revenue and operating income, excluding restructuring expenses, for the nine months ended September 30, 2003, were $251.8 million and $27.2 million, or 10.8% of revenue, respectively, compared with revenue of $243.6 million and operating income of $21.2 million, or 8.7% of revenue, for the nine months ended September 30, 2002. The Company reported income from continuing operations, excluding restructuring and debt refinancing expenses, on a year-to-date basis of $14.0 million, or $.43 per share on a fully diluted basis, compared with income from continuing operations of $7.1 million, or $.22 per share on a fully diluted basis, in the prior year period. Including restructuring expenses of $0.2 million, the Company had operating income of $27.0 million, or 10.7% of revenue. Including restructuring expenses as well as debt refinancing and retirement expenses of $6.3 million, the Company had income from continuing operations of $7.6 million, or $.23 per share on a fully diluted basis for the first nine months of 2003.
    Cash flow from continuing operations for the nine months ended September 30, 2003, was $12.8 million compared to $9.5 million for the nine months ended September 30, 2002. "Our improvement in operating cash flow is attributable primarily to better operational earnings as well as to our refinancing initiative completed during the third quarter," stated Pead.

    Segment Performance

    The Physician Services division reported revenue and operating income of $63.5 million and $7.4 million, respectively, for the third quarter of 2003 compared to revenue and operating income of $62.7 million and $7.2 million, respectively, for the third quarter of 2002. "Two primary factors impacted third quarter revenue. First, same-store growth - or the growth in our revenue from our existing client base - was lower than we had anticipated in the quarter," stated Pead. "And, second, revenue from terminated business ramped down faster than expected during the quarter."
    "2003 new sales momentum continues to be positive, with new sales closed increasing more than 20% on a year-to-date basis over the prior year," stated Pead.
    The division had operating margins of 11.7% in the third quarter of 2003 compared to 11.5% in the prior year period. Margins were negatively impacted in the current year quarter by approximately $1.0 million in costs associated with the conversion of customers to a new, Web-based platform for the division's ASP-based physician practice management solution. Excluding these costs, third quarter operating income was $8.5 million, or 13.3% of revenue, for the division. "The conversion process was negatively impacted during the quarter, primarily due to the HIPAA-readiness of a key payer in the region in which the product operates. The conversion process is progressing, and we expect the margins for this business to improve in future periods," stated Pead.
    Physician Services had a net backlog of approximately $2 million as of September 30, 2003. Net backlog represents the annualized revenue related to new contracts signed with the business still to be implemented, less the annualized revenue related to existing contracts where discontinuance notification has been received. "We had a record implementation of new business during the third quarter that resulted in a $3 million reduction of our net backlog from second quarter levels," stated Pead.
    The Hospital Services division reported revenue and operating income of $24.4 million and $5.9 million, or 24.1% of revenue, respectively, for the third quarter of 2003 compared to revenue and operating income of $23.5 million and $4.2 million, or 18.0% of revenue, respectively, for the third quarter of 2002.
    As reported, revenue in the division increased approximately 4% in the third quarter over the third quarter of 2002. As discussed in previous quarters, the phasing out of a large print and mail customer, whose business was not related to medical claims, began in the second half of 2002. The loss of this client negatively impacted year-over-year revenue comparisons. Revenue in the Hospital Services division increased approximately 8% on a year-over-year basis excluding the impact of this client. Medical-related transaction volume increased approximately 11% in the third quarter compared to the prior year period.
    "As previously reported, we expected to have a higher sales volume of license-based revenue cycle management products in the second half of this year. With the recently issued transitional guidance on HIPAA, noncompliant electronic transactions may continue to be processed after the October 16th compliance deadline. As a result, we continue to see longer sales cycles as hospitals continue to focus on the testing and implementation for standard electronic transactions. Consequently, we do not expect to see an increase in our license-based product sales until the first half of 2004," stated Pead.

    Refinancing Initiative Completed

    The refinancing initiative announced by the Company in the second quarter earnings release was completed during September. The Company used existing cash and the proceeds from the Patient1 divestiture to permanently retire $35 million in debt and refinanced the remaining $125 million of outstanding debt through a new senior credit facility. These actions yielded annualized cash interest expense savings of approximately $8 million, based on current rates.
    During the third quarter, the Company incurred expenses related to the refinancing transactions of approximately $6.0 million, including the write-off of unamortized deferred financing costs associated with the original $175 million 9 1/2% senior notes issue, the call and tender offer premiums, and other costs.

    Business1 Product Line Classified as Discontinued Operations

    The Company has initiated a process to sell its Business1 patient financial management product line and has classified the product line as discontinued operations for all periods presented. "The discontinuance of Business1 allows us to better focus our resources on solutions that provide meaningful, strategic returns for our customers, our Company and our shareholders," stated Pead.
    During the third quarter of 2003, the Business1 product line had revenue of $0.2 million and an operating loss, excluding the write-down of net assets associated with the disposal, of $1.0 million, or a negative $.03 per share on a fully diluted basis. In accordance with FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company incurred a write-down of Business1 net assets in the quarter of $7.7 million. Including the write-down of net assets, Business1 had an operating loss of $8.7 million, or a negative $.26 per share on a fully diluted basis. For comparison purposes, in the third quarter 2002 Business1 had revenue of $0.6 million and an operating loss of $0.5 million, or a negative $.02 per share on a fully diluted basis.
    On a year-to-date basis, the Business1 product line had revenue of $0.3 million and an operating loss, excluding the write-down of net assets, of $2.9 million compared to revenue of $2.1 million and an operating loss of $1.2 million for the first nine months of 2002. Including the write-down of net assets, Business1 had an operating loss of $10.6 million for the first nine months of 2003.

    Gain on Patient1 Sale

    On July 28, 2003, the Company announced it had completed the sale of its Patient1 clinical product line to Misys Healthcare Systems, a division of Misys plc (London: MSY.L). Patient1 is classified as discontinued operations for all periods presented. The sales price of Patient1 was $30 million in cash. During the third quarter, the Company recognized a gain on the sale of approximately $9.4 million. The Company and Misys are still in the process of finalizing the closing balance sheet, and a purchase price adjustment may result during the fourth quarter.

    Status of Lloyd's of London Matter

    As previously reported, the Company is in litigation with Lloyd's of London (Lloyd's) following its attempt in May 2002 to rescind certain Errors & Omissions Liability Policies ("E&O" policies) and Directors and Officers Liability Policies ("D&O" policies) issued by Lloyd's to the Company for the period December 31, 1998, to June 30, 2002.
    During October, the Company and Lloyd's commenced the non-binding mediation process ordered by the Court in June. The Company anticipates that the mediation process will continue. The discovery process continues with the trial scheduled to begin February 17, 2004, the date previously set by the Court.
    "We remain hopeful that this matter can be resolved amicably with Lloyd's," stated Pead. "However, we strongly believe in the merits of our case and continue to expect to prevail if the matter goes to trial."
    During the third quarter, the Company incurred approximately $0.3 million, or $.01 per share on a fully diluted basis, in litigation expenses related to the Company's matter with Lloyd's. By comparison, in the third quarter of 2002, the Company incurred approximately $1.3 million, or $.04 per share on a fully diluted basis, in increased insurance premiums and litigation expenses related to the Lloyd's matter.
    Cash flow on a year-to-date basis in 2003 was negatively impacted by approximately $4.7 million related to the dispute with Lloyd's compared to $5.4 million on a year-to-date basis in 2002. As of September 30, 2003, the Company had a $10.1 million receivable from Lloyd's associated with the interim funding of legal costs and litigation settlements in excess of the Lloyd's E&O policies' deductible. These costs are expected to be recovered from Lloyd's.

    Full Year 2003 Continuing Operations EPS Guidance of $.63 to $.68

    The Company's fourth quarter 2003 earnings per share guidance from continuing operations is $.20 to $.25 on a fully diluted basis. For the full year 2003, the Company's earnings per share guidance from continuing operations is now $.63 to $.68 per share on a fully diluted basis, compared to previous guidance of $.50 to $.60 per share. This guidance includes net interest expense savings resulting from the Company's refinancing initiative completed in September, and excludes restructuring expenses related to the Company's Patient1 divestiture and subsequent reorganization as well as debt refinancing expenses and the impact of discontinued operations.
    The Company now expects full year 2003 revenue to increase 3% to 4% over 2002 levels, compared to previous guidance of approximately 8%. By segment, the Company expects revenue growth in the Physician Services division to be 3% to 4%, versus previous expectations of at or slightly below 8%, over prior year levels due to the impact of same store growth and the faster than expected ramp down of terminated business in the third quarter. Operating margins are expected to be approximately 12%, at the low end of previous guidance due to lower revenue and the extended conversion of the ASP-based physician practice management solution. For the Hospital Services division, the Company expects revenue growth of approximately 5%, versus previous guidance of 8% to 10%, due to lower than anticipated new bookings of license-based revenue cycle management products. Operating margins for the division are expected to be approximately 22%, up from previous guidance of 19% to 20% driven by better cost control and the positive impact of the Business1 product line disposal.
    The Company forecasts generating free cash flow (a non-GAAP measure defined as net cash provided by continuing operations less investments in capitalized software development costs and capital expenditures) in excess of $15 million for the full year 2003.

    2004 Continuing Operations EPS Projected to Increase 35% to 40%

    For the full year 2004, the Company expects fully diluted earnings per share guidance of $.85 to $.95, a 35% to 40% increase over the Company's 2003 anticipated earnings per share performance from continuing operations. The Company expects consolidated revenue growth in 2004 of 7% to 9% over the prior year.
    By segment, the Company expects revenue growth in the Physician Services division to be between 6% and 8%. Operating margins for the division are expected to be between 12.5% and 13.0%. "With solid client retention rates and the strong new bookings momentum generated by our sales force, we are excited about our revenue and earnings growth potential for 2004," stated Pead.
    For the Hospital Services division, the Company expects full year revenue growth of 8% to 10% and operating margins in the range of 20% to 21%. "Our Hospital Services division's strategic focus is ensuring that hospitals are financially successful through our unique combination of revenue cycle management and resource management tools. There is a very large market opportunity for products and services that improve revenue for hospitals, and we are positive in our outlook for the division," stated Pead.
    The Company forecasts generating free cash flow for the full year 2004 in excess of $25 million. This excludes an anticipated positive cash flow impact resulting from the resolution of the Company's matter with Lloyd's.
    "We expect earnings per share from continuing operations in 2003 to almost double over 2002 levels driven by our strong operational model, the improvement in our capital structure and the disposal of unprofitable product lines," stated Pead. "In 2004, we expect to continue this strong performance with earnings increasing 35% to 40% driven by revenue growth and improved profitability. I am very excited about our prospects for 2004."

    Conference Call

    Per-Se will host a conference call for institutional investors and security analysts at 11:00 a.m. Eastern time today. All interested investors are invited to access a live audio broadcast of the call via Webcast. The Webcast can be accessed at www.per-se.com in the Investors section by selecting the Webcast link. Listeners should go to the website at least 15 minutes before the scheduled start time of the conference call to download and install any necessary audio software. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Per-Se's website for approximately 60 days.

    Historical Financial Information on www.per-se.com

    Additional historical financial information, including the presentation by quarter with the Business1 product line classified as discontinued operations, is available on the Company's website at www.per-se.com in the Investors section under the Webcasts and Supplemental Information links.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity for the healthcare industry. Atlanta-based Per-Se enables integrated delivery systems and physician practices to optimize the profitability of business operations. The leading provider of business management outsourcing services to physicians, Per-Se supports approximately 47,000 physicians and 2,000 healthcare organizations. Per-Se processes more than 240 million medical transactions annually. Additional information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations and the costs or outcome of litigation as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, revenue backlog projections, revenue projections, operating income projections, operating margin projections, earnings per share from continuing operations projections, cash flow projections, gain on sale of assets, the fair market value of assets held for sale and the outcome, costs and earnings and cash flow impact of litigation. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to realize improvements in performance, efficiency and profitability, failure to complete anticipated sales under negotiations, failure to successfully implement sales backlog, lack of revenue growth, client discontinuances and adverse developments or increased costs with respect to litigation and adverse developments with respect to the operation or performance of the Company's business units or the market price of its common stock. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement included in the Company's Form 10-Q for the quarter ended June 30, 2003 and Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.
    The Company believes that operating income and operating margins excluding restructuring expenses, Physician Services segment operating income and operating margin, excluding ASP-based conversion costs, and income from continuing operations and earnings per share from continuing operations excluding restructuring expenses and debt refinancing costs are additional meaningful measures of operating performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



                       PER-SE TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           SEGMENT REPORTING - PREVIOUS OPERATING STRUCTURE
                       (unaudited, in thousands)

                                 Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                 ----------------- -------------------
                                    2003     2002      2003      2002
                                  -------  -------  --------  --------
Revenue
 Physician Services              $63,517  $62,683  $189,475  $183,935
 Hospital Services (1)            24,411   23,486    72,381    69,097
 Eliminations                     (3,417)  (3,327)  (10,030)   (9,400)
                                  -------  -------  --------  --------
   Consolidated                  $84,511  $82,842  $251,826  $243,632
                                  =======  =======  ========  ========

Operating Income (2)
 Physician Services              $ 7,440  $ 7,225  $ 22,282  $ 18,169
 Hospital Services (1) (3)         5,884    4,216    16,228    13,734
 Corporate (3)                    (3,331)  (4,246)  (11,319)  (10,688)
                                  -------  -------  --------  --------
   Consolidated                  $ 9,993  $ 7,195  $ 27,191  $ 21,215
                                  =======  =======  ========  ========


    (1) The Patient1 and Business1 product lines have been classified as discontinued operations for all periods presented and, therefore, are not included in the Hospital Services division segment.
    (2) Operating income on a GAAP basis is revenue less salaries and wages, other operating expenses, depreciation and amortization and restructuring expenses.
    (3) Hospital Services and Corporate exclude restructuring expenses of $96 and $81, respectively, for the three and nine months ended September 30, 2003.



                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (unaudited, in thousands)

                                         September 30,  December 31,
                                              2003           2002
                                         -------------- --------------
Assets
Cash and cash equivalents                $      18,481  $      46,748
Restricted cash                                     96          4,296
Accounts receivable, net                        48,386         43,478
Other current assets                            14,378         10,560
Property and equipment                          16,998         19,493
Other intangible assets                         20,330         22,902
Goodwill                                        32,549         32,549
Other                                            6,215          3,486
Net assets of discontinued operations(4)           840         26,338
                                          -------------  -------------
                                         $     158,273  $     209,850
                                          =============  =============

Liabilities and Stockholders' Deficit
Current liabilities                      $      39,464  $      46,002
Deferred revenue                                19,509         18,002
Current portion of long-term debt               12,500         15,020
Long-term debt                                 112,500        160,000
Other long-term obligations                      1,719          2,140
Net liabilities of discontinued
 operations (4)                                     65          7,938
Stockholders' deficit                          (27,484)       (39,252)
                                          -------------  -------------
                                         $     158,273  $     209,850
                                          =============  =============


    (4) Net assets and net liabilities of discontinued operations include Business1 at September 30, 2003, and included Patient1 and Business1 at December 31, 2002.



              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, in thousands except per share data)

                                Three months ended  Nine months ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2003      2002      2003      2002
                                --------  --------  --------  --------

Revenue                        $ 84,511  $ 82,842  $251,826  $243,632
                                --------  --------  --------  --------

Salaries and wages               49,846    46,976   146,119   140,125
Other operating expenses         20,534    23,986    65,805    68,029
Depreciation                      2,352     2,643     7,315     8,342
Amortization                      1,786     2,042     5,396     5,921
Interest expense, net             3,830     4,503    12,400    13,466
Interest expense - debt
 retirement costs                 6,034        --     6,255        --
Restructuring expenses              177        --       177        --
                                --------  --------  --------  --------
    Total expenses               84,559    80,150   243,467   235,883
                                --------  --------  --------  --------

(Loss) income before income
 taxes                              (48)    2,692     8,359     7,749
Income tax expense                  143       218       805       643
                                --------  --------  --------  --------
(Loss) income from continuing
 operations                        (191)    2,474     7,554     7,106
                                --------  --------  --------  --------
(Loss) income from discontinued
 operations, net of tax
 - Patient1                        (228)      197    (1,337)     (310)
Gain on sale of Patient1          9,436        --     9,436        --
Loss from discontinued
 operations, net of tax
 - Business1                       (977)     (527)   (2,851)   (1,230)
Loss from discontinued
 operations, net of tax
 - Business1 write-down of net
 assets                          (7,708)       --    (7,708)       --
Loss from discontinued
 operations, net of tax
 - Other                           (258)     (857)     (492)     (958)
                                --------  --------  --------  --------
    Net income                 $     74  $  1,287  $  4,602  $  4,608
                                ========  ========  ========  ========

Diluted net income (loss)
 per common share:
  Income from continuing
   operations excluding
   restructuring expenses
   and debt retirement costs   $   0.18  $   0.08  $   0.43  $   0.22
  Restructuring expenses          (0.01)       --     (0.01)       --
  Debt retirement costs           (0.18)       --     (0.19)       --
                                --------  --------  --------  --------
(Loss) income from continuing
 operations                       (0.01)     0.08      0.23      0.22
(Loss) income from discontinued
 operations, net of tax
 - Patient1                       (0.01)     0.01     (0.04)    (0.01)
Gain on sale of Patient1           0.28        --      0.29        --
Loss from discontinued
 operations, net of tax
 - Business1                      (0.03)    (0.02)    (0.09)    (0.04)
Loss from discontinued
 operations, net of tax
 - Business1 write-down of
 net assets                       (0.23)       --     (0.24)       --
Loss from discontinued
 operations, net of tax - Other      --     (0.03)    (0.01)    (0.03)
                                -------- --------- --------- ---------
    Net income                 $     --  $   0.04  $   0.14  $   0.14
                                ========  ========  ========  ========

Weighted average shares used
 in computing diluted earnings
 per share (5)                   33,688    31,258    32,199    32,092
                                ========  ========  ========  ========


    (5) As the Company had a loss from continuing operations for the three months ended September 30, 2003, diluted earnings per share calculated on a GAAP basis would be the same as basic earnings per share. The Company has provided fully diluted earnings per share from continuing operations to facilitate comparisons to previously issued guidance.



                       PER-SE TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)

                                                   Nine Months Ended
                                                     September 30,
                                                 ---------------------
                                                    2003       2002
                                                 ----------  ---------
Cash Flows From Operating Activities:
Net income                                       $   4,602  $   4,608
Adjustments to reconcile net income to cash
    provided by (used for) operating activities:
        Depreciation and amortization               12,711     14,263
        Write-off of unamortized deferred
         financing costs                             1,957         --
        Loss from discontinued operations            2,952      2,498
        Changes in assets and liabilities,
         excluding effects of acquisitions
         and divestitures                           (9,466)   (11,912)
                                                  ---------  ---------
    Net cash provided by continuing operations      12,756      9,457
    Net cash used for discontinued operations       (9,672)    (4,961)
                                                  ---------  ---------
    Net cash provided by operating activities        3,084      4,496
                                                  ---------  ---------

Cash Flows From Investing Activities:
Acquisitions, net of cash acquired                     (57)    (1,620)
Purchases of property and equipment                 (4,850)    (5,137)
Software development costs                          (2,821)    (2,841)
Proceeds from sale of subsidiaries                  27,092         --
Other                                                    3         48
                                                  ---------  ---------
    Net cash provided by (used for) continuing
     operations                                     19,367     (9,550)
    Net cash used for discontinued operations       (2,289)    (3,228)
                                                  ---------  ---------
    Net cash provided by (used for) investing
     activities                                     17,078    (12,778)
                                                  ---------  ---------

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options          7,012        681
Proceeds from borrowings                           125,000         --
Deferred financing costs related to new
 borrowings                                         (5,421)        --
Repayments of debt                                (175,020)       (53)
                                                  ---------  ---------
    Net cash (used for) provided by financing
     activities                                    (48,429)       628
                                                  ---------  ---------

Cash and Cash Equivalents:
Net change in cash                                 (28,267)    (7,654)
Balance at beginning of period                      46,748     36,493
                                                  ---------  ---------
Balance at end of period                         $  18,481  $  28,839
                                                  =========  =========




              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
      RECONCILIATION OF CONSOLIDATED OPERATING INCOME AND MARGIN,
             AND INCOME FROM CONTINUING OPERATIONS AND EPS
                       (unaudited, in thousands)

                                        For the period ended
                                        September 30, 2003
                                    ----------------------------------
                                      QTD               YTD
                                    -------          --------
                                              % of              % of
                                             Revenue           Revenue
                                            --------          --------
Operating income excluding
 restructuring expenses             $9,993     11.8% $27,191     10.8%
  Restructuring expenses               177               177
                                     ------ --------  ------- --------
Consolidated operating income       $9,816     11.6% $27,014     10.7%
                                     ======  =======  =======  =======




                                             EPS               EPS
Income from continuing operations         --------          --------
 excluding debt refinancing costs
 and restructuring expenses         $6,020  $  0.18  $13,986  $  0.43
  Debt refinancing costs             6,034  $ (0.18)   6,255  $ (0.19)
  Restructuring expenses               177  $ (0.01)     177  $ (0.01)
                                     ------  -------  -------  -------
(Loss) income from continuing
 operations                         $ (191) $ (0.01) $ 7,554  $  0.23
                                     ======  =======  =======  =======


    Operating income and income from continuing operations, excluding restructuring expenses and debt refinancing costs

    The Company believes operating income, excluding restructuring, and income from continuing operations and related earnings per share from continuing operations, excluding restructuring expenses and debt refinancing costs, are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded these items. These measures represent the earnings generated from the "base business" excluding (1) the costs associated with reorganization of the Company's operating structure following the Patient1 divestiture, and (2) the costs associated with the refinancing and retirement of the Company's debt. These expenses are special in nature. Internally, the Company uses these measures to evaluate the operational performance of the Company. While the Company believes these measures are meaningful and useful to the readers of the financial statements, these measures will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
           RECONCILIATION OF EPS FROM CONTINUING OPERATIONS,
                         INCLUDING BUSINESS1

                                                   Three Months Ended
                                                     Sept. 30, 2003
                                                       ----------
Diluted net income per common share
Income from continuing operations, excluding debt
  refinancing and restructuring expenses                  $0.18
Income from discontinued operations - Business1,
  excluding write-down of net assets                      (0.03)
                                                       ----------
Income from continuing operations, including Business1    $0.15
                                                       ==========


    EPS from continuing operations, including Business1

    The Company has provided earnings per share from continuing operations, excluding restructuring and debt refinancing costs, and including Business1, to facilitate comparisons to previously issued guidance that included the Business1 product line, whose disposal was announced in this press release. In accordance with generally accepted accounting principles, the Business1 product line was classified as discontinued operations for all periods presented. While the Company has provided this measure to facilitate comparisons to previously issued guidance, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
         RECONCILIATION OF SEGMENT OPERATING INCOME AND MARGIN
                       (unaudited, in thousands)

                                                  For the period ended
                                                   September 30, 2003
                                                 ---------------------
                                                               % of
Physician Services, excluding conversion costs               Revenue
                                                           -----------
Operating income excluding conversion costs      $   8,470       13.3%
  Conversion costs                                   1,030
                                                  --------------------
Operating income                                 $   7,440       11.7%
                                                  ====================

Hospital Services, excl. restructuring expenses
Operating income excluding restructuring
 expenses                                        $   5,884       24.1%
  Restructuring expenses                                96
                                                  --------------------
Operating income                                 $   5,788       23.7%
                                                  ====================

Corporate, excluding restructuring expenses
Operating income excluding restructuring
 expenses                                        $  (3,331)
  Restructuring expenses                                81
                                                  ---------
Operating income                                 $  (3,412)
                                                  =========


    Operating income, excluding ASP conversion costs, for Physician Services division

    The Company believes operating income, excluding ASP conversion costs, for the Physician Services division is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding the significant costs associated with converting the division's physician practice management customers onto a new Web-based platform. These expenses are special in nature and will be cease upon completion of the project. Internally, the Company uses this measure to evaluate the operational performance of the division. While the Company believes this measure is meaningful and useful, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

    Operating income, excluding restructuring expenses, for Hospital Services and Corporate

    The Company believes operating income, excluding restructuring, for both the Hospital Services and Corporate segments are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded restructuring. These measures represent the earnings generated or expenses associated with the "base business" excluding the costs associated with the reorganization of the Company's operating structure following the Patient1 divestiture. These expenses are special in nature. Internally, the Company uses these measures to evaluate the operational performance of the Company. While the Company believes these measures are meaningful and useful to the readers of the financial statements, these measures will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                      RECONCILIATION OF GUIDANCE
                       (unaudited, in thousands)

                                                        Year Ended
2003 EPS Guidance                                    December 31, 2003
                                                    ------------------
EPS from continuing operations excluding
   debt refinancing costs and restructuring
    expenses                                        $    0.63 - $0.68
  Debt refinancing costs                                        (0.19)
  Restructuring expenses                                        (0.01)
                                                     -----------------
EPS from continuing operations                      $    0.43 - $0.48
                                                     =================


2003 Free Cash Flow                                     Year Ended
                                                     December 31, 2003
                                                    ------------------
Free Cash Flow                                      $         15,000+
  Purchases of property and equipment and software
  development costs                                   13,000 - 15,000
                                                     -----------------
Net cash provided by continuing operations          $28,000 - 30,000+
                                                     =================


2004 Free Cash Flow                                     Year Ended
                                                     December 31, 2004
                                                    ------------------
Free Cash Flow                                      $         25,000+
  Purchases of property and equipment and software
  development costs                                   15,000 - 16,000
                                                     -----------------
Net cash provided by continuing operations          $40,000 - 41,000+
                                                     =================


    EPS from continuing operations, excluding debt refinancing costs and restructuring expenses - guidance

    The Company believes earnings per share from continuing operations, excluding debt refinancing costs and restructuring expenses, is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding (1) the costs associated with the reorganization of the Company's operating structure following with the divestiture of the Patient1 product line, and (2) the costs associated with the refinancing and retirement of the Company's debt. These expenses are special in nature. Internally, the Company uses this measure to evaluate the operational performance of the Company. While this measure is a meaningful and useful, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

    Free Cash Flow - 2003 and 2004 guidance

    The Company believes free cash flow is a meaningful measure of operating performance. Defined as net cash provided by continuing operations less investments in capitalized software development costs and capital expenditures, free cash flow illustrates the operating cash flow generated by the business after investments in the Company's infrastructure and products have been made. Internally, the Company uses this measure to evaluate the operational performance of the business on a consolidated basis. Free cash flow is also used in the determination of incentive compensation for various of the Company's management personnel. While the Company believes free cash flow is a meaningful, useful measure, it will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.

    CONTACT: Per-Se Technologies, Atlanta
             Michele Howard, 770/444-5603
             michele.howard@per-se.com